Exhibit 11 - Computation of Earnings Per Share

Earnings Per Share (EPS), presented below is the calculation of basic and diluted EPS for the Company for the three months ended March 31, 2000 and 1999.


                                                                              2000                1999*
                                                                       --------------------------------
Income before minority interest                                        $ 5,052,438          $ 4,211,415
Less:    minority interest                                                   1,856                1,856
                                                                       -----------          -----------
Net income                                                             $ 5,050,582          $ 4,209,559

Weighted average shares outstanding                                     18,889,907           19,414,304
Plus: effect of stock options as dilutive securities                        71,168              181,378
                                                                       -----------          -----------
Adjusted weighted average shares assuming dilution                      18,961,075           19,595,682

EPS - Basic                                                            $      0.27          $       .21
EPS - Diluted                                                          $      0.27          $       .21


* Adjusted for the 2-1 stock split, effective October 1999.
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